AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No.1 to that certain Employment Agreement (the “Agreement”) made the 30th day of April 2009 and effective as of January 26, 2009, by and between Coventry Health Care, Inc., a Delaware corporation, and Allen F. Wise, is entered into as of June 16, 2010. Capitalized terms not defined herein have the meanings given in the Agreement.

WHEREAS, the Executive and the Company wish to extend the current term of the Executive’s employment with the Company by one year, until December 31, 2011, consistent with the Company’s desire to retain the services of the Executive; and

WHEREAS, the Executive and the Company wish to establish certain terms regarding the incentive compensation for which the Executive will be eligible during this additional year.

NOW, THEREFORE, the Company and the Executive hereby amend the Agreement as follows by entering into this Amendment No.1 (this “First Amendment”):

Section 1. Amendment.

(a)           Section 1.1 of the Agreement is hereby amended and restated as follows:

“The term of the Executive’s employment commenced on January 26, 2009 and will continue through December 31, 2011 (the “Initial Term”) unless the Executive’s employment is terminated sooner as outlined in Section 4 herein.”

(b)           New Section 2.8 is hereby incorporated into the Agreement as follows:

“2.8 On January 3, 2011, and subject to the Executive’s employment as Chief Executive Officer of the Company through such date, the Company shall grant Executive the number of performance share units under the Incentive Plan that result from dividing $9,600,000 by the closing price of a share of the Company’s stock on the New York Stock Exchange on January 3, 2011, and which will vest on December 31, 2011 upon the attainment of certain performance targets to be established by the Committee for such grant.”

(c)           Section 4.1(d) of the Agreement is hereby amended and restated as follows:

“if the Executive’s Termination Without Cause or Constructive Termination occurs prior to December 31, 2009, 50% of all the Executive’s unvested outstanding stock options will vest. If the Executive’s termination under this section 4.1 occurs on or after December 31, 2009, all of the Executive’s unvested outstanding stock options will fully vest. If so vested, such stock options will remain exercisable until the earlier of five (5) years from the date of termination or the end of the term under the applicable award agreement; and”

Section 2. Effect of Amendment. Except as and to the extent expressly modified by this First Amendment, the Agreement, as amended, will remain in full force and effect in all respects.

Section 3. Counterparts. This First Amendment may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of June 16, 2010.

COVENTRY HEALTHCARE, INC.
By:	/s/ L. Dale Crandall
Name:	L. Dale Crandall
Title:	Chairman, Compensation Committee

EXECUTIVE
By:	/s/ Allen F. Wise
Name:	Allen F. Wise